Exhibit 35.1
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                          SERVICER COMPLIANCE STATEMENT

For the period of September 1, 2006 to December 31, 2006, the servicing of consumer finance receivables owned by BMW Vehicle Owner Trust 2006-A has been conducted by BMW Financial Services NA, LLC, in its capacity as servicer, in compliance with the servicing standards in all material respects, set forth in Articles IV and V of the Sale and Servicing Agreement dated September 1, 2006. To the best of the undersigned's knowledge, based on such review, the servicer has fulfilled all of its obligations under the agreement in all material respects throughout the reporting period.

By:   BMW Financial Services NA, LLC

By:       /s/ Kerstin Zerbst
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       Kerstin Zerbst

Title: Chief Financial Officer